Exhibit (j)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 40 to the Registration Statement on Form N-1A of The North Carolina Capital Management Trust: Cash Portfolio and Term Portfolio, of our report dated August 10, 1999 on the financial statements and financial highlights included in the June 30, 1999 Annual Report to Shareholders of The North Carolina Capital Management
Trust: Cash Portfolio and Term Portfolio.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.

 /s/PricewaterhouseCoopers LLP
 PricewaterhouseCoopers LLP

Boston, Massachusetts
August 18, 1999